QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.5

Execution Version

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") by and between UnitedGlobalCom, Inc., a Delaware corporation, (the "Company"), and Gene W. Schneider ("Schneider"), dated as of January 5, 2004 (the "Effective Date").

W I T N E S S E T H:

        WHEREAS, Schneider has been employed by the Company as Chief Executive Officer of the Company and is currently serving as Chairman of the Board of the Company; and

        WHEREAS, Schneider has resigned from the position of Chief Executive Officer effective as of the date hereof; and

        WHEREAS, the Company and Schneider desire to enter into this Agreement to define the terms and conditions of future employment of Schneider by the Company.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

        1.    Employment Period.    Subject to the terms and conditions of this Agreement, the Company hereby agrees to continue Schneider in its employ, and Schneider hereby agrees to remain in the employ of the Company for the period commencing on the Effective Date and ending on the fifth anniversary of such date (the "Employment Period"), unless Schneider's employment is terminated sooner in accordance with this Agreement.

        2.    Terms of Employment.

          (a)    Duties.

            (i)    Schneider will continue to serve as the non-executive Chairman of the Board of Directors of the Company (the "Board") for so long as requested by the Board to so serve.

            (ii)   Schneider further agrees to devote reasonable attention, time and energies during normal business hours to the business and affairs of the Company to the extent necessary to discharge Schneider's responsibilities as Chairman of the Board and to fulfill such other duties as the Board may assign to him from time to time. Subject to his obligations hereunder and Company policy, it shall not be a violation of this Agreement for Schneider to (A) serve on corporate, civic or charitable boards or committees and (B) manage personal investments, so long as such activities do not interfere in any material respect with the performance of Schneider's responsibilities as an employee of the Company in accordance with this Agreement.

            (iii)  Schneider may, from time to time, relinquish such of his duties and positions referred to or assigned to him pursuant to this Section 2(a) as Schneider shall determine. Thereafter, Schneider's duties hereunder shall be accordingly reduced, provided that Schneider remains reasonably available to consult with and advise officers of the Company as requested by such officers or the Board. Notwithstanding any reduction in his duties pursuant to this Section 2(a)(iii), Schneider shall continue to be employed by the Company, in such reduced capacity, pursuant to this Agreement and shall have all of the benefits under and obligations imposed by this Agreement.

          (b)    Compensation.

            (i)    Annual Base Salary. Schneider shall receive an annual base salary (the "Annual Base Salary") of not less than his current base salary of $637,486.00, prorated for partial years of employment. The Annual Base Salary shall be payable in accordance with standard payroll practices of the Company in effect from time to time.

            (ii)   Welfare Benefits. Until the Date of Termination, Schneider and Schneider's spouse shall be eligible to participate in all welfare benefit plans or programs in existence as of the Effective Date or established thereafter (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) covering senior executives of the Company generally, in accordance with the Company's regular practices with respect to senior executives of the Company and subject to the terms and conditions of such benefit plans. If coverage is not available to Schneider or his spouse under any such welfare benefit plans, then until the Date of Termination the Company shall either, at its election, (A) purchase or otherwise cause to be provided welfare benefit coverage for Schneider and his spouse that is equivalent to the coverage provided to senior executives of the Company generally or (B) reimburse Schneider for the cost of welfare benefit coverage for Schneider and his spouse that is equivalent to the coverage provided to senior executives of the Company generally. Nothing contained herein shall be construed to limit the right of the Company to amend or terminate any welfare benefit plans it currently maintains or may choose to establish.

            (iii) Expenses, Fringe Benefits, Office and Support Staff.

              (A)  Schneider shall be entitled to receive prompt reimbursement for all reasonable out-of-pocket expenses incurred by Schneider prior to the Date of Termination in the course of the performance of Schneider's duties hereunder, upon the submission of appropriate documentation in accordance with the policies, practices and procedures of the Company in effect at the time Schneider incurs such expense.

              (B)  Until the Date of Termination, Schneider shall be entitled to fringe benefits, including, without limitation, access to Company airplanes (or, if the Company no longer owns an airplane, Schneider shall have access to a private airplane service arranged by the Company or one of its subsidiaries (in the manner described below)), payment of club dues, and similar benefits in accordance with the most favorable plans, practices, programs and policies of the Company in effect for Schneider at July 1, 2003, provided that the aggregate value of the fringe benefits provided to Schneider shall not exceed $50,000 in any calendar year. In the case of non-cash items such as airplane usage, such value shall be equal to the aggregate incremental cost of the fringe benefit to the Company and its subsidiaries, determined in a manner consistent with the applicable rules and regulations (and interpretations thereof) of the Securities and Exchange Commission (the "SEC") related to executive compensation (the "SEC Rate"). Until the Date of Termination, Schneider shall be permitted additional use of Company airplanes or a private airplane service provided by the Company or one of its subsidiaries (in the manner described below), provided that such additional use does not exceed the aggregate value of $50,000 in any calendar year (which shall be computed at the SEC Rate). Any such additional use shall be charged to Schneider and paid by him at the SEC Rate. If the Company no longer owns a plane, the Company or one of its subsidiaries shall purchase or arrange to be purchased access to a private airplane service from a third party (such as a NetJet share) in order to permit such additional use by Schneider subject to the terms provided above.

              (C)  Until the Date of Termination, Schneider will be provided with an office and with secretarial and other assistance appropriate to his duties and position.

        3.    Termination of Employment.

          (a)    Death.    Schneider's employment shall terminate upon Schneider's death.

          (b)    Disability.    If the Company determines in good faith that a Disability of Schneider has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Schneider written notice in accordance with Section 12(c) of this Agreement of termination of this Agreement. In such event, Schneider's employment with the Company shall terminate effective on the 30th day after the receipt of such notice by Schneider (the "Disability Effective Date"). "Disability" shall mean disability as defined under the Company's long term disability plan, or, in the absence of such a long term disability plan, it shall mean the absence of Schneider from his duties with the Company for 90 consecutive days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Schneider or his legal representative.

          (c)    Early Termination for Any Reason.    Schneider's employment shall terminate automatically on the 30th day after the Company receives a Notice of Termination (as defined in Section 3(e)) from Schneider (an "Early Termination").

          (d)    For Cause.    The termination by the Company of Schneider's employment for any of the following reasons shall constitute termination for Cause: (i) Schneider has committed an act of gross misconduct in connection with the performance of his duties, as determined by the Board; (ii) Schneider is convicted of or pleads guilty or nolo contendere to any felony; (iii) Schneider is convicted of or pleads guilty or nolo contendere to a misdemeanor involving moral turpitude and the conduct underlying such misdemeanor has an adverse or detrimental effect on the Company or a subsidiary of the Company, its reputation or its business, as determined by the Board; or (iv) Schneider has committed any act of fraud, misappropriation of funds, embezzlement or other illegal conduct in connection with his employment. Any determination required to be made by the Board shall require the affirmative vote of a majority of the members of the Board present and voting at a meeting duly called and held for such purpose. Schneider will be given reasonable notice of the time, place and purpose of the meeting and the opportunity, together with counsel, to be heard.

          (e)    Notice of Termination.    Any termination of this Agreement by the Company or by Schneider shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 12(c) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Schneider's employment under the provision so indicated and (iii) specifies the Date of Termination (as defined below). The failure by the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Disability or Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company's rights hereunder.

          (f)    Date of Termination.    "Date of Termination" means, if Schneider's employment is terminated (i) by death, the date of Schneider's death, (ii) by the Company due to Schneider's Disability, the Disability Effective Date, (iii) by the Company for Cause, the date of Schneider's receipt of the Notice of Termination or any later date specified therein, as the case may be, (iv) by Schneider by Early Termination, 30 days after the date on which the Company receives the Notice of Termination, and (v) at the end of the Employment Period, such end.

        4.    Obligations of the Company upon Termination.

          (a)    Death or Disability.    If, during the Employment Period, Schneider's employment is terminated due to death or Disability, then notwithstanding the termination of Schneider's employment:

            (i)    the Company shall pay to Schneider or Schneider's personal representatives, as appropriate, the following amounts (A) Schneider's Annual Base Salary accrued through the Date of Termination; (B) the amount of any Annual Base Salary that would have accrued from the Date of Termination through the end of the Employment Period had Schneider's employment continued through the end of the five year term, paid in a lump sum without discount applied thereto; and (C) any compensation previously deferred by Schneider but not paid to him (together with any accrued interest or earnings thereon), in the case of clauses (A) or (C) to the extent not theretofore paid;

            (ii)   all stock options and other equity-based incentives that have theretofore vested or as to which Schneider may exercise rights at the Date of Termination or that shall vest upon death or disability pursuant to the terms of the applicable plan shall remain exercisable until the third anniversary of the Date of Termination, but not beyond the term of such award specified at the time of grant or in the applicable award agreement; and

            (iii)  during the period of disability, but not beyond the end of the Employment Period, Schneider will have access to Company airplanes as provided in Section 2(b)(iii)(B), and during the period of disability, but not beyond the end of the Employment Period, all welfare benefits under Section 2(b)(ii) shall continue.

          (b)    Early Termination.    If, during the Employment Period, Schneider's employment is terminated by Schneider by an Early Termination, then notwithstanding the termination of Schneider's employment:

            (i)    the Company shall pay to Schneider or Schneider's personal representatives, as appropriate, the following amounts: (A) Schneider's Annual Base Salary accrued through the Date of Termination; (B) the amount of any Annual Base Salary that would have accrued from the Date of Termination through the end of the Employment Period had Schneider's employment continued through the end of the five year term, paid either, at Schneider's election, (1) in the same manner and at the same time as such amount would otherwise have been payable to Schneider in accordance with the normal payroll practices of the Company then in effect or (2) in a lump sum, discounted to the Date of Termination at LIBOR (as determined by the Company) plus 2% per annum; and (C) any compensation previously deferred by Schneider but not paid to him (together with any accrued interest or earnings thereon), in the case of clauses (A) or (C) to the extent not theretofore paid; and

            (ii)   all stock options and other equity-based incentives that have theretofore vested or as to which Schneider may exercise rights at the Date of Termination shall remain exercisable until the third anniversary of the Date of Termination, but not beyond the term of such award specified at the time of grant or in the applicable award agreement.

          (c)    For Cause.    If the Company terminates Schneider's employment for Cause, the Company shall have no further obligations to Schneider other than the obligation to pay to Schneider (i) the Annual Base Salary and any other compensation accrued through the Date of Termination and (ii) the amount of any compensation previously deferred by Schneider, in each case to the extent theretofore unpaid.

          (d)    No Other Severance Benefits.    Schneider expressly acknowledges and agrees that, notwithstanding any provision of this Agreement to the contrary, Schneider shall not be eligible to receive from the Company or any subsidiary of the Company any form of severance pay or other form of termination benefit, except as expressly provided herein (other than coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), or other form of legally mandated benefit available after the termination of employment).

          (e)    Indemnity; Insurance.    During the term of this Agreement and thereafter, the Company shall defend and indemnify Schneider for all acts and failures to act of Schneider while Schneider was an officer and director of the Company or any of its subsidiaries to the full extent permitted by law and as provided in the restated certificate of incorporation and bylaws of the Company on the Effective Date. If the Company or any of its subsidiaries hereafter maintains in force directors' and officers' insurance for other executives of the Company or any of its subsidiaries, it shall also require that the insurance cover acts and failures to act of Schneider while Schneider served as an officer and director of the Company or any of its subsidiaries to the same extent, but only if such insurance coverage can be provided without additional cost to the Company or any of its subsidiaries.

        5.    Other Benefits.    Amounts that are vested benefits or that Schneider is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any Company subsidiary at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement except as explicitly modified by this Agreement. Schedule 1 hereto contains a complete and accurate list of all such plans, policies, practices and programs in which Schneider participates or is entitled to participate as of the Effective Date and all such contracts and agreements with the Company or any subsidiary of the Company in effect as of the Effective Date, excluding welfare benefit plans and excluding the foregoing to the extent expressly disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

        6.    Confidential Information.    Schneider agrees at all times during the Employment Period and thereafter, to hold in strictest confidence, and not to use, except for the exclusive benefit of the Company or its subsidiaries, or to disclose to any person or entity without written authorization of the Board, any Confidential Information of the Company or its subsidiaries. The Company and Schneider agree and acknowledge that these provisions regarding Confidential Information are not contingent on Schneider's continued employment with the Company. "Confidential Information" means any Company or Company subsidiary proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to Schneider by the Company or a subsidiary of the Company either directly or indirectly in writing or orally. Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Schneider or of others who were under confidentiality obligations as to such matter.

        7.    Non-Competition and Non-Solicitation.

          (a)   Schneider agrees that until the expiration of the Employment Period, regardless of whether the Date of Termination occurs prior thereto, Schneider shall not, without the consent of the Company, (x) Participate In (as defined below) any entity or organization in the business of providing broadband communications services (which term shall include, without limitation, any one or more of video programming and/or distribution, interactive television, telephone and Internet access services) in competition with the Company or any of its subsidiaries in the respective geographic areas ("Territory") where the Company or a subsidiary of the Company conducted such businesses at the Date of Termination ("Restricted Business"), or (y) directly or indirectly solicit or interfere with, or endeavor to entice away from the Company or a subsidiary of the Company any of their respective suppliers, customers or employees. The employment by

  Schneider or a business that Schneider Participates In of a person employed or formerly employed by the Company shall not be prohibited by the foregoing provision if such person sought out employment on his own initiative without initial encouragement, direct or indirect, by Schneider.

          (b)   The term "Participate In" shall mean to, directly or indirectly, for his own benefit or for, with or through any other person, entity or corporation, own, manage, operate, or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, member, consultant, advisor, agent, independent contractor, creditor, guarantor, financial backer, stockholder, investor or otherwise with, or acquiesce in the use of his name in. Notwithstanding the foregoing, Schneider shall not be deemed to Participate In a Restricted Business merely because Schneider (i) owns not more than 10% of the outstanding equity of an entity, which equity is listed or traded on a national securities exchange or association, or (ii) is employed by or acts as a consultant, advisor or independent contractor to a business unit of an entity or organization that is not related, directly or indirectly, to the Restricted Business of such entity or organization.

          (c)   Schneider acknowledges and agrees that the time, geographic area and scope limitations of the Schneider's obligations under this Section 7 are reasonable and do not impose a greater restraint than is necessary to protect the good will or other business interests of the Company. Schneider further acknowledges that he will not be precluded from gainful employment if Schneider is obligated not to compete with the Company during the period specified above and within the Territory.

          (d)   The covenants contained in subsection (a) above shall be construed as a series of separate covenants, one for each geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsection (a) above. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. If any restriction contained in subsection (a) above shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration, geographical scope or other provision hereof, then the extent, duration, geographical scope or other provision hereof as applicable shall be deemed to be reduced so that, in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

          (e)   Schneider acknowledges and agrees that any breach or threatened breach of the provisions of this Section 7 or Section 6 would cause irreparable injury to the Company for which money damages will not provide an adequate remedy. In addition to any other rights or remedies the Company may have at equity or in law with respect to any breach of those provisions, if Schneider threatens to commit or commits a material breach of any of such provisions, the Company may have such provisions specifically enforced by any court having equity jurisdiction.

        8.    No Mitigation Required.    Schneider shall not be obligated to seek other employment or take any other action to mitigate the amounts payable to Schneider under any of the provisions of this Agreement and such amounts shall not be reduced if Schneider obtains other employment.

        9.    Successors.

          (a)   This Agreement is personal to Schneider and without the prior written consent of the Company shall not be assignable by Schneider otherwise than by will or the laws of descent and distribution (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any other person or entity any right, benefits or remedies of any kind or character whatsoever). This Agreement shall inure to the benefit of and be enforceable by Schneider's legal representatives.

          (b)   This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c)   The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any such successor that assumes and agrees to perform this Agreement by operation of law or otherwise.

        10.    Miscellaneous.

          (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws.

          (b)   This Agreement may not be amended or modified otherwise than by a written instrument executed by the parties hereto or their respective successors and personal representatives.

          (c)   All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      If to Schneider:

        Directed to Schneider
        at the address set forth opposite Schneider's signature
        on the signature page attached hereto.

      If to the Company:

        UnitedGlobalCom, Inc.
        Attn: General Counsel
        4643 South Ulster Street, Suite 1300
        Denver, CO 80237

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (d)   This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements or understandings between the parties relating thereto, except for the agreements relating to the matters set forth on Schedule 1 as in effect on August 18, 2003 (the "Excepted Agreements"). Each of the Excepted Agreements shall be read as consistent with this Agreement. To the extent of any conflict between such Excepted Agreement and this Agreement, this Agreement shall apply.

          (e)   In the event that any term or provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining terms and provisions hereof shall not be in any way affected or impaired thereby, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

          (f)    The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (g)   Compliance with the terms and provisions of this Agreement may be waived only by a written instrument executed by each party entitled to the benefits thereof. Schneider's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Schneider or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          (h)   The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, Schneider has hereunto set Schneider's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

UNITEDGLOBALCOM, INC.
By:	/s/ ELLEN P. SPANGLER
Name:	Ellen P. Spangler
Title:	Senior Vice President
/s/ GENE W. SCHNEIDER Name: Gene W. Schneider

Gene W. Schneider's Address:

4643 S. Ulster Street
Suite 1300
Denver, Colorado 80237

Schedule 1

Other Benefits

        1.     UGC Holdings has agreed to pay an annual premium of approximately $1.8 million for a "split-dollar" $30 million policy on the lives of Schneider and his wife, Louise Schneider. The Gene W. Schneider 2001 Trust is the sole owner and beneficiary of the policy, but has assigned to UGC Holdings policy benefits in the amount of premiums paid by UGC Holdings. The Trust will contribute to UGC Holdings an amount equal to the annual economic benefit provided by the policy. Upon termination of the policy, UGC Holdings will recoup the premiums that it has paid. The obligation of UGC Holdings to pay the premiums due on the policy will terminate upon the death of both insureds, on the lapse of the roll-out period of approximately 15 years, or at such time as the Trust fails to make its contribution to UGC Holdings for the premiums due on the policy.

        2.     Schneider participates in stock option and other equity incentive plans of UGC as set forth on the Beneficial Ownership table (including the notes thereto) included under the caption "Security Ownership of Certain Beneficial Owners and Management" in Amendment No. 6 to the Registration Statement on Form S-1/A, as publicly available on the date hereof (the "UGC Registration Statement").

        3.     Schneider owns equity in, and participates in stock option or equity incentive plans of, Subsidiaries of UGC as set forth (a) on the Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values table (including the notes thereto) included under the caption "Executive Compensation" in the UGC Registration Statement and (b) in the final paragraph under the caption "Security Ownership of Certain Beneficial Owners and Management" in the UGC Registration Statement.

        4.     Schneider participates in UGC's 401(k) Plan, which provides matching employer contributions.

QuickLinks

EMPLOYMENT AGREEMENT